SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2007

SALARY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-33312	04-3465241
(Commission file number)	(I.R.S. employer identification no.)

195 West Street, Waltham, Massachusetts 02451

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (781) 464-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 21, 2007, Salary.com, Inc. (“Salary.com”) entered into an Asset Purchase Agreement (“Purchase Agreement”) with Schoonover Associates, Inc. (“SAI”), Dr. Stephen C. Schoonover and Helen Schoonover, pursuant to which Salary.com acquired substantially all of the assets of Schoonover and certain assets of Dr. Schoonover (the “Acquisition”). SAI is a leading provider of competency management data and consulting services, and Dr. Schoonover is a recognized pioneer of competency-driven human resources consulting. Under the terms of the Purchase Agreement, Salary.com paid SAI and Dr. Schoonover an aggregate of $3,500,000 in cash at closing. Dr. Schoonover also will be eligible to earn up to $500,000 in additional cash consideration and $1,500,000 in newly issued shares of Salary.com common stock, each based on meeting certain performance targets during the first five years after the closing of the Acquisition. $500,000 of the purchase price has been placed in escrow for 12 months. The escrow fund is available to compensate Salary.com for any losses it may incur as a result of any breach of the representations or warranties of SAI or Dr. Schoonover contained in the Purchase Agreement, and certain liabilities arising out of the ownership or operation of SAI prior to the closing of the Acquisition. The cash portion of the purchase price for the Acquisition will be funded from Salary.com’s working capital.

The foregoing description of the Acquisition and the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

On December 27, 2007, Salary.com issued a press release announcing the Acquisition. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement dated December 21, 2007 by and among Salary.com, Inc., Stephen C. Schoonover, Schoonover Associates, Inc., and Helen Schoonover.

99.1	Press release issued December 27, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARY.COM, INC.

Date: December 27, 2007	By:	/s/ Kenneth S. Goldman
Kenneth S. Goldman
Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
2.1	Asset Purchase Agreement dated December 21, 2007 by and among Salary.com, Inc., Stephen C. Schoonover, Schoonover Associates, Inc., and Helen Schoonover.

99.1	Press release issued December 27, 2007.

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